--------                                                                                           -----------------------------
 FORM 4                                                                                                     OMB Approval
--------                                     U.S.  SECURITIES AND EXCHANGE COMMISSION              -----------------------------
[ ] Check this box if no longer                     Washington, D.C. 2O549                         OMB Number          3235-0287
    subject to Section 16. Form                                                                    Expires:   September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            Estimated average burden
    continue. See Instruction 1(b).                                                                hours per response........0.5

 (Print or Type Responses)                                                                         -----------------------------

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person|  2. Issuer Name and Ticker or Trading Symbol      |   6. Relationship of Reporting Person
                                       |                                                   |      to Issuer (Check all applicable)
   HAMMOND     TERRY         L.        |     FINGER LAKES FINANCIAL CORP.(SBFL)            |     _____ Director _____ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
  c/o SAVINGS BANK OF THE FINGER LAKES |     Security Number     |     Month/Year          |
  470 EXCHANGE STREET                  |     of Reporting        |     November 1998       |   SENIOR VICE PRESIDENT & CHIEF
---------------------------------------|     Person (Voluntary)  |-------------------------|          FINANCIAL OFFICER
               (Street)                |                         |  5. If Amendment,       |----------------------------------------
                                       |                         |     Date of Original    |   7. Individual or Joint/Group Filing
   GENEVA       NEW YORK    14456      |                         |     (Month/Year)        |      (Check Applicable Lines)
                                       |                         |                         |  _x_ Form filed by One Reporting Person
                                       |                         |                         |  ___ Form filed by More than One
                                       |                         |                         |      Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK, PAR VALUE $0.1 PER SHARE |  11/16/98     |   S   |       |  500   |  D   | $11.00   |   3,681     |   D     |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK, PAR VALUE $0.1 PER SHARE |               |       |       |        |      |          |   6,778     |   I     | 401(k)
                                       |               |       |       |        |      |          |             |         |  PLAN
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
COMMON STOCK, PAR VALUE $0.1 PER SHARE |               |       |       |        |      |          |   3,628     |   I     |  ESOP
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (over)
If the form is filed by more than one person, see Instruction 4(b)(v).

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |                  |
                               |              |               |               | (Instr. 3,   |                  |
                               |              |               |               |  4, and 5)   |                  |
                               |              |               |---------------|--------------|--------------------------------------
                               |              |               | Code  |   V   | (A)  |  (D)  | Date    | Expir- |
                               |              |               |       |       |      |       | Exer-   | ation  |      Title
                               |              |               |       |       |      |       | cisable | Date   |
------------------------------------------------------------------------------------------------------------------------------------
    EMPLOYEE STOCK             |   $14.50     |               |       |       |      |       |   (1)   |10/20/07|   COMMON STOCK
 OPTION(RIGHT TO BUY)          |              |               |       |       |      |       |         |        |  PAR VALUE $.01
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|-------------------
    EMPLOYEE STOCK             |    $6.75     |               |       |       |      |       |   (2)   |01/15/07|   COMMON STOCK
 OPTION(RIGHT TO BUY)          |              |               |       |       |      |       |         |        |  PAR VALUE $.01
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|-------------------
    EMPLOYEE STOCK             |    $8.00     |               |       |       |      |       |   (3)   |04/25/06|   COMMON STOCK
 OPTION(RIGHT TO BUY)          |              |               |       |       |      |       |         |        |  PAR VALUE $.01
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|-------------------
 PHANTOM STOCK UNIT            |     -0-      |               |       |       |      |       |         |        |   COMMON STOCK
                               |              |               |       |       |      |       |         |        |  PAR VALUE $.01
------------------------------------------------------------------------------------------------------------------------------------
 PHANTOM STOCK UNIT            |     -0-      |               |       |       |      |       |         |        |   COMMON STOCK
                               |              |               |       |       |      |       |         |        |  PAR VALUE $.01
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|-------------------
 PHANTOM STOCK UNIT            |     -0-      |               |       |       |      |       |         |        |   COMMON STOCK
                               |              |               |       |       |      |       |         |        |  PAR VALUE $.01
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------
|            |8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
|            |  Derivative |   Derivative   |     Form of       |    Indirect   |
|            |  Security   |   Securities   |     Derivative    |    Beneficial |
|            |  (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
|            |             |   Owned at End |     Direct (D) or |    (Instr. 4) |
|            |             |   of Month     |     Indirect (I)  |               |
|            |             |   (Instr. 4)   |     (Instr. 4)    |               |
--------------------------------------------------------------------------------|
| Amount or  |             |                |                   |               |
| Number of  |             |                |                   |               |
|   Shares   |             |                |                   |               |
|            |             |                |                   |               |
|------------|-------------|----------------|-------------------|---------------|
|            |             |    5,000       |        D          |               |
|            |             |     (1)        |                   |               |
|------------|-------------|----------------|-------------------|---------------|
|            |             |    3,600       |        D          |               |
|            |             |     (2)        |                   |               |
|------------|-------------|----------------|-------------------|---------------|
|            |             |   13,600       |        D          |               |
|            |             |     (3)        |                   |               |
|------------|-------------|----------------|-------------------|---------------|
|            |             |    1,333       |        D          |               |
|            |             |     (4)        |                   |               |
|------------|-------------|----------------|-------------------|---------------|
|            |             |     666        |        D          |               |
|            |             |     (6)        |                   |               |
|------------|-------------|----------------|-------------------|---------------|
|            |             |    3,720       |        D          |               |
|            |             |     (7)        |                   |               |
---------------------------------------------------------------------------------

EXPLANATION OF RESPONSES:

1)   PREVIOUSLY REPORTED OPTION GRANTED UNDER THE ISSUER'S 1996 STOCK OPTION PLAN. THE OPTION VESTS AND IS EXERCISABLE IN 1,000
     SHARE INCREMENTS ON SUCCEEDING ANNIVERSARIES OF THE GRANT DATE, COMMENCING 10/20/98.
2)   PREVIOUSLY REPORTED OPTION GRANTED UNDER THE ISSUER'S 1996 STOCK OPTION PLAN. THE OPTION VESTS AND IS EXERCISABLE IN 720 SHARE
     INCREMENTS ON SUCCEEDING ANNIVERSARIES OF THE GRANT DATE, COMMENCING 01/15/98.
3)   PREVIOUSLY REPORTED OPTION GRANTED UNDER THE ISSUER'S 1996 STOCK OPTION PLAN. THE OPTION VESTS AND IS EXERCISABLE IN 2,720
     SHARE INCREMENTS ON SUCCEEDING ANNIVERSARIES OF THE GRANT DATE, COMMENCING 04/25/97.
4)   PREVIOUSLY REPORTED SHARE AWARD GRANTED UNDER THE ISSUER'S 1996 MANAGEMENT RECOGNITION PLAN. THE SHARE AWARD VESTS AND IS
     EARNED IN 666 SHARE INCREMENTS ON SUCCEEDING ANNIVERSARIES OF THE GRANT DATE, COMMENCING 10/20/98.
6)   PREVIOUSLY REPORTED SHARE AWARD GRANTED UNDER THE ISSUER'S 1996 MANAGEMENT RECOGNITION PLAN. THE SHARE AWARD VESTS AND IS
     EARNED IN 333 SHARE INCREMENTS ON SUCCEEDING ANNIVERSARIES OF THE GRANT DATE, COMMENCING 01/15/98.
7)   PREVIOUSLY REPORTED SHARE AWARD GRANTED UNDER THE ISSUER'S 1996 MANAGEMENT RECOGNITION PLAN. THE SHARE AWARD VESTS AND IS
     EARNED IN 1,240 SHARE INCREMENTS ON SUCCEEDING ANNIVERSARIES OF THE GRANT DATE, COMMENCING 04/25/97.

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations

Note:  File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, see Instruction 6 for procedure.
                                                                                      /s/ TERRY L. HAMMOND         12/7/98
                                                                                    -------------------------   -------------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                TERRY L. HAMMOND            Date
Potential persons who are to respond to the collection of information in this form contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                             Page 2
                                                                                                                     SEC 1474 (7/96)